Exhibit 4.1

EXECUTION VERSION

SECOND SUPPLEMENTAL INDENTURE

Dated as of September 13, 2013,

among

UNITED CONTINENTAL HOLDINGS, INC.,

as Issuer,

UNITED AIRLINES, INC.,

as Guarantor,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

TABLE OF CONTENTS

i

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of September 13, 2013 (this “Second Supplemental Indenture”), is by and among United Continental Holdings, Inc. (the “Issuer”), United Airlines, Inc. (the “Guarantor”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

WHEREAS, the Issuer, the Guarantor (as successor to United Air Lines, Inc.) and the Trustee are parties to an Amended and Restated Indenture, dated as of January 11, 2013 (the “Amended Indenture”), under which the Issuer issued and the Guarantor guaranteed the 6% Notes due 2026, the 6% Notes due 2028 and the 8% Notes due 2024, as supplemented by the First Supplemental Indenture, dated as of April 1, 2013, among the Issuer, the Guarantor and the Trustee (and capitalized terms used herein and defined in the Amended Indenture, as modified and supplemented by such First Supplemental Indenture and this Second Supplemental Indenture, have such defined meanings unless otherwise defined herein);

WHEREAS, pursuant to the Letter Agreement, dated as of January 11, 2013, among the Issuer, the Guarantor (as successor to United Air Lines, Inc.) and the Pension Benefit Guaranty Corporation (the “PBGC”), the PBGC, as the sole Beneficial Owner of a majority of the outstanding principal amount of the Series A Securities, of the Series B Securities and the Series C Securities, has requested that the Indenture be amended to revise the covenants set forth in Article IVA of the Indenture and to make certain other changes set forth in this Second Supplemental Indenture;

WHEREAS, pursuant to Section 9.02 of the Indenture, the Issuer, the Guarantor and the Trustee, with the written consent of the registered owner of a majority in principal amount of the Series A Securities, of the Series B Securities and of the Series C Securities, at the direction of the PBGC as the beneficial owner of such Securities, have agreed to amend the Indenture as set forth in this Second Supplemental Indenture; and

WHEREAS, an Officers’ Certificate and Opinion of Counsel have been delivered to the Trustee in accordance with Sections 9.06 and 11.04 of the Indenture.

NOW, THEREFORE, this Second Supplemental Indenture witnesseth:

Section 1. Amendments to Supplemental Covenants.  Article IVA of the Indenture shall be amended and restated in its entirety to read as follows:

ARTICLE IVA

Supplemental Covenants

SECTION 4A.01.      Restricted Payments.

(a)           The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)           declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity

Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (A) dividends, distributions or payments payable in Qualifying Equity Interests or in the case of preferred stock of the Issuer, an increase in the liquidation value thereof and (B) dividends, distributions or payments payable to the Issuer or a Restricted Subsidiary of the Issuer);

(2)           purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer;

(3)           make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (collectively for purposes of this clause (3), a “purchase”) any Indebtedness of the Issuer or the Guarantor that is contractually subordinated to the Securities or the Guarantee (excluding any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries), except any scheduled payment of interest and any purchase within two years of the Scheduled Maturity thereof; or

(4)           make any Restricted Investment,

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(i)           no Default has occurred and is continuing;

(ii)           the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4A.03(a) hereof; and

(iii)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the Relevant Date (excluding Restricted Payments permitted by clauses (2) through (17) of Section 4A.01(b) hereof) is less than the sum, without duplication, of:

(A)           50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from July 1, 2011, to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B)           100% of the aggregate net cash proceeds and the Fair Market Value of non-cash consideration received by the Issuer since the Relevant Date as a contribution to its common equity capital or from the issue or sale of Qualifying

Equity Interests (other than Qualifying Equity Interests sold to a Subsidiary of the Issuer and excluding Excluded Contributions); plus

(C)           100% of the aggregate net cash proceeds and the Fair Market Value of non-cash consideration received by the Issuer or a Restricted Subsidiary of the Issuer from the issue or sale of convertible or exchangeable Disqualified Stock of the Issuer or a Restricted Subsidiary of the Issuer or convertible or exchangeable debt securities of the Issuer or a Restricted Subsidiary of the Issuer (regardless of when issued or sold) or in connection with the conversion or exchange thereof, in each case that have been converted into or exchanged since the Relevant Date for Qualifying Equity Interests (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Issuer); plus

(D)           to the extent that any Restricted Investment that was made after the Relevant Date (other than in reliance on clause (16) of Section 4A.01(b) hereof)  is (i) sold for cash or otherwise cancelled, liquidated or repaid for cash or (ii) made in an entity that subsequently becomes a Restricted Subsidiary of the Issuer, the initial amount of such Restricted Investment (or, if less, the amount of cash received upon repayment or sale); plus

(E)           to the extent that any Unrestricted Subsidiary of the Issuer designated as such after the Relevant Date is redesignated as a Restricted Subsidiary after the Relevant Date, the lesser of (i) the Fair Market Value of the Issuer’s Restricted Investment in such Subsidiary (made other than in reliance on clause (16) of Section 4A.01(b) hereof)  as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Relevant Date; plus

(F)           100% of any dividends received in cash by the Issuer or a Restricted Subsidiary of the Issuer after the Relevant Date from an Unrestricted Subsidiary of the Issuer, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Issuer for such period.

(b)           The provisions of Section 4A.01(a) hereof will not prohibit:

(1)           the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(2)           the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Qualifying Equity Interests or from the substantially concurrent contribution of common equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of Section 4A.01(a)(iii)(B) hereof and will not be considered to be Excluded Contributions;

(3)           the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution), distribution or payment by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis;

(4)           the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or the Guarantor that is contractually subordinated to any Security or the Guarantee with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(5)           the repurchase, redemption, acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any current or former officer, director, consultant or employee (or their estates or beneficiaries of their estates) of the Issuer or any of its Restricted Subsidiaries pursuant to any management equity plan or equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $50.0 million in any twelve-month period (except to the extent such repurchase, redemption, acquisition or retirement is in connection with (x) the acquisition of a Permitted Business or merger, consolidation or amalgamation otherwise permitted by this Indenture and in such case the aggregate price paid by the Issuer and its Restricted Subsidiaries may not exceed $100.0 million in connection with such acquisition of a Permitted Business or merger, consolidation or amalgamation or (y) the Continental/UAL Merger, in which case no dollar limitation shall be applicable); provided further, that the Issuer or any of its Restricted Subsidiaries may carry over and make in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, up to $25.0 million of unutilized capacity under this clause (5) attributable to the immediately preceding twelve-month period;

(6)           the repurchase of Equity Interests or other securities deemed to occur upon (A) the exercise of stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities, to the extent such Equity Interests or other securities represent a portion of the exercise price of those stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities or (B) the withholding of a portion of Equity Interests issued to employees and other participants under an equity compensation program of the Issuer or its Subsidiaries to cover withholding tax obligations of such persons in respect of such issuance;

(7)           so long as no Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends, distributions or payments to holders of any class or series of Disqualified Stock or subordinated debt of the Issuer or any preferred stock of any Restricted Subsidiary of the Issuer in each case either outstanding on the Relevant Date or issued on or after the Relevant Date in accordance with Section 4A.03 hereof;

(8)           payments of cash, dividends, distributions, advances, common stock or other Restricted Payments by the Issuer or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (A) the exercise of options or warrants, (B) the conversion or exchange of Capital Stock of any such Person or (C) the conversion or exchange of Indebtedness or hybrid securities (such as the Guarantor’s Term Income Deferred Equity Securities (TIDES)SM) into Capital Stock of any such Person;

(9)           the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any Disqualified Stock or preferred stock of any Restricted Subsidiary of the Issuer to the extent such dividends are included in the definition of “Fixed Charges” for such Person;

(10)           in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of any subordinated Indebtedness of the Issuer or the Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuer or the Guarantor (or a third party to the extent permitted by this Indenture) has made a Change of Control Offer as a result of such Change of Control (it being agreed that the Issuer or the Guarantor may pay, purchase, redeem, defease or otherwise acquire or retire such subordinated Indebtedness even if the purchase price exceeds 101% of the principal amount of such subordinated Indebtedness; provided that the amount paid in excess of 101% of such principal amount is otherwise permitted under the Restricted Payments covenant);

(11)           Restricted Payments made with Excluded Contributions;

(12)           the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or any of its Restricted Subsidiaries by, any Unrestricted Subsidiary;

(13)           the distribution or dividend of assets or Capital Stock of any Person in connection with any full or partial “spin-off” of a Subsidiary or similar transactions; provided that the Issuer would, on the date of such distribution after giving pro forma effect thereto as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4A.03(a) hereof;

(14)           the distribution or dividend of assets or Capital Stock of any Person in connection with any full or partial “spin-off” of a Subsidiary or similar transactions having an aggregate Fair Market Value not to exceed $500.0 million since the Relevant Date;

(15)           so long as no Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $750.0 million, such aggregate amount to be calculated from the Relevant Date;

(16)           so long as no Default has occurred and is continuing, any Restricted Investment by the Issuer and/or any Restricted Subsidiary of the Issuer; and

(17)           the payment of any amounts in respect of any restricted stock units or other instruments or rights whose value is based in whole or in part on the value of any Equity Interests issued to any directors, officers or employees of the Issuer or any Restricted Subsidiary of the Issuer.

(c)           In the case of any Restricted Payment that is not cash, the amount of such non-cash Restricted Payment will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary of the Issuer, as the case may be, pursuant to the Restricted Payment.  The Fair Market Value of any assets or securities that are required to be valued pursuant to this Section 4A.01 will be determined by an Officer of the Issuer and, if greater than $10.0 million, set forth in an Officers’ Certificate delivered to the Trustee.

(d)           For purposes of determining compliance with this Section 4A.01, if a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments set forth in clauses (1) through (17) of Section 4A.01(b) hereof, or is entitled to be made pursuant to Section 4A.01(a) hereof, the Issuer will be entitled to classify on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 4A.01.

(e)           For the avoidance of doubt, the following shall not constitute Restricted Payments and therefore will not be subject to any of the restrictions set forth in this Section 4A.01:

(1)           the payment on or with respect to, or purchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer that is not contractually subordinated to the Securities and the Guarantee;

(2)           the payment of regularly scheduled amounts in respect of, and the issuance of common stock of the Issuer upon conversion of, the 6% Convertible Preferred Securities, Term Income Deferred Equity Securities (TIDES)SM issued by Continental Airlines Finance Trust II or the underlying 6% Convertible Junior Subordinated Debentures due 2030 issued by the Guarantor; and

(3)           the conversion of the Capital Stock of the Issuer or the Guarantor pursuant to the Airline/Parent Merger.

(f)           Notwithstanding anything in this Indenture to the contrary, if a Restricted Payment is made at a time when a Default has occurred and is continuing and such

Default is subsequently cured, the Default or Event of Default arising from the making of such Restricted Payment during the existence of such Default shall simultaneously be deemed cured.

SECTION 4A.02.       [Intentionally Omitted].

SECTION 4A.03.       Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)           The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Issuer’s Fixed Charge Coverage Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 1.1 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b)           The provisions of Section 4A.03(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)           Indebtedness incurred under this Indenture and  any Permitted Refinancing Indebtedness that is incurred to renew, refund, refinance, replace, defease, extend or discharge any other Indebtedness incurred pursuant to this clause (1);

(2)           the incurrence by the Issuer or any of its Restricted Subsidiaries of the Existing Indebtedness and any Indebtedness that is incurred pursuant to or in lieu of a commitment in existence as of the Relevant Date;

(3)           the incurrence by the Issuer or any of its Restricted Subsidiaries of (A) Indebtedness and letters of credit (and reimbursement obligations with respect thereto) under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (3) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) not to exceed $2.60 billion and (B) Indebtedness and letters of credit (and reimbursement obligations with respect thereto) under Credit Facilities secured on a junior priority basis by some or all of the collateral securing Indebtedness under Credit Facilities contemplated by clause (A) of this clause (3) in an aggregate principal amount at any one time outstanding under this clause (3)(B) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) not to exceed $1.5 billion;

(4)           the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by, or incurred in connection with, Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing (or reimbursing the Issuer or any of its Restricted Subsidiaries for) all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment (including without limitation airport, maintenance, training and office facilities, ground support equipment and tooling) used in the business of the Issuer or any of its Restricted Subsidiaries;

(5)           the incurrence by the Issuer or any of its Restricted Subsidiaries of (A) Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, extend, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4A.03(a) hereof or clauses (2), (4), (5), (6), (13), (20), (21), (24) or (25) of this Section 4A.03(b) and (B) Permitted Refinancing Indebtedness secured by aircraft, airframes, engines, spare parts, flight simulators, flight training devices or other assets replacing, renewing, refunding, extending, refinancing, defeasing or discharging any other Indebtedness of the Issuer or any of its Restricted Subsidiaries that was secured by aircraft, airframes, engines, spare parts, flight simulators, flight training devices or other assets;

(6)           the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness, Disqualified Stock or preferred stock (including Acquired Debt) (A) as part of, or to finance, the acquisition (including by way of merger) of any Permitted Business, (B) incurred in connection with, or as a result of, the merger, consolidation or amalgamation of any Person (including the Issuer or any of its Restricted Subsidiaries) that owns a Permitted Business with or into the Issuer or a Restricted Subsidiary of the Issuer, or into which the Issuer or a Restricted Subsidiary of the Issuer is merged, consolidated or amalgamated, or (C) that is an outstanding obligation of a Person that owns a Permitted Business at the time that such Person is acquired by the Issuer or a Restricted Subsidiary of the Issuer and becomes a Restricted Subsidiary of the Issuer;

(7)           the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and/or any of its Restricted Subsidiaries;

(8)           the issuance by any Restricted Subsidiaries of the Issuer to the Issuer or to any of its Restricted Subsidiaries of shares of preferred stock;

(9)           the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(10)           the Express Guarantee by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer to the

extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 4A.03; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Securities, then such Express Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(11)           the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or reimbursement obligations in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance bonds and surety bonds in the ordinary course of business (including without limitation in respect of customs obligations, landing fees, taxes, airport charges, overfly rights and any other obligations to airport and governmental authorities);

(12)           the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds;

(13)           Indebtedness (A) constituting credit support or financing from aircraft or engine manufacturers or their affiliates or (B) incurred to finance the acquisition of aircraft, airframes, engines, spare parts, flight simulators, flight training devices, QEC Kits or other operating assets; provided that no Indebtedness may be incurred in reliance on subsection (B) of this clause (13) more than twenty-four months after such acquisition;

(14)           Indebtedness issued to current or former directors, consultants, managers, officers and employees and their spouses or estates (a) to purchase or redeem Capital Stock of the Issuer issued to such director, consultant, manager, officer or employee in an aggregate principal amount not to exceed $10.0 million in any twelve-month period or (b) pursuant to any deferred compensation plan approved by the Board of Directors of the Issuer;

(15)           reimbursement obligations in respect of standby or documentary letters of credit or banker’s acceptances;

(16)           surety and appeal bonds that do not secure judgments that constitute an Event of Default;

(17)           Indebtedness of the Issuer or any of its Restricted Subsidiaries to credit card processors in connection with credit card processing services incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries;

(18)           the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to the Issuer or to any other Restricted Subsidiary of the Issuer or their assets (other than such Receivables Subsidiary and its assets and, as to the Issuer or any other Restricted Subsidiary of the Issuer, other than Standard Securitization Undertakings) and is not guaranteed by any such Person;

(19)           the incurrence of Indebtedness of the Issuer or any of its Restricted Subsidiaries owed to one or more Persons in connection with the financing of insurance premiums in the ordinary course of business;

(20)           the incurrence of obligations under the Co-Branded Agreement to the extent such obligations may be deemed to constitute Indebtedness of the Issuer or any of its Restricted Subsidiaries;

(21)           the incurrence by the Issuer or the Guarantor (or, in the case of the “Co-Branded Secured Obligations” (as defined in the Credit Agreement as in effect on the Relevant Date), any Restricted Subsidiary of the Issuer) of Indebtedness and letters of credit (and reimbursement obligations with respect thereto) secured by a Lien on the “Collateral” (as defined in the Credit Agreement as in effect on the Relevant Date) that is junior to the Liens securing the “Obligations” (as defined in the Credit Agreement as in effect on the Relevant Date) (including, without limitation, the “Co-Branded Secured Obligations”), and Permitted Refinancing Indebtedness that is incurred to renew, refund, refinance, replace, defease, extend or discharge any other Indebtedness incurred pursuant to this clause (21);

(22)           Indebtedness arising from agreements of the Issuer or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer or any of its Restricted Subsidiaries in connection with such disposition;

(23)           Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business and consistent with past practices of the Issuer or the applicable Restricted Subsidiary of the Issuer;

(24)           the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness that is either (A) unsecured and expressly contractually subordinated to the prior payment in full in cash of all Securities and Guarantor Obligations on terms not materially less favorable to the Holders of the Securities than those customary at the time of incurrence (determined in good faith by a senior financial officer of the Issuer) for senior subordinated “high yield” debt securities or (B) unsecured, pari passu with all Securities and Guarantor Obligations and convertible into common stock of the Issuer; provided that the aggregate principal amount of Indebtedness incurred pursuant to clauses (A) and (B) together, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, extend, defease or discharge any Indebtedness incurred pursuant to this clause (24), does not exceed $1.0 billion at any time outstanding; and

(25)           the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, extend, defease or discharge any Indebtedness incurred pursuant to this clause (25), not to exceed $2.0 billion, at any time outstanding.

For purposes of determining compliance with this Section 4A.03, if an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt set forth in clauses (1) through (25) of Section 4A.03(b) hereof or is entitled to be incurred pursuant to Section 4A.03(a) hereof, the Issuer will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4A.03; provided that (A) all “Junior Secured Debt” (as defined in the Credit Agreement as in effect on the Relevant Date) will at all times be deemed to have been incurred in reliance on the exception provided by Section 4A.03(b)(21) hereof and (B) the term “Existing Indebtedness” will not include any Indebtedness that is permitted to be incurred under clauses (1), (3) or (21) of Section 4A.03(b) hereof.

None of the following will constitute an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Section 4A.03:

(1)           the accrual of interest or preferred stock dividends;

(2)           the accretion or amortization of original issue discount;

(3)           the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms;

(4)           the reclassification of preferred stock as Indebtedness due to a change in accounting principles; and

(5)           the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this Section 4A.03, the maximum amount of Indebtedness that the Issuer or any of its Restricted Subsidiaries may incur pursuant to this Section 4A.03 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)           the accreted value of the Indebtedness as of such date, in the case of any Indebtedness issued with original issue discount;

(2)           the principal amount of the Indebtedness as of such date, in the case of any other Indebtedness; and

(3)           in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)           the Fair Market Value of such assets as of such date; and

(B)           the amount of the Indebtedness of the other Person as of such date.

SECTION 4A.04.      Designation of Restricted and Unrestricted Subsidiaries.

(a)           The Board of Directors may designate any Restricted Subsidiary of UAL (other than the Guarantor) to be an Unrestricted Subsidiary if that designation would not cause a Default.  If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation.  That designation will be permitted only if the Investment would be permitted at that time under Section 4A.01 hereof and if the Restricted Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.”

(b)           Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions.  The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will be permitted only if (i) such Indebtedness is permitted under Section 4A.03 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period and (ii) no Default would be in existence following such designation.

SECTION 4A.05.      Termination of Supplemental Covenants.  The covenants set forth in this Article IVA shall cease to be in effect and shall be terminated with respect to a Series of Securities upon the occurrence of any of the following:  (i) the Indenture, dated as of May 7, 2013, among the Issuer, the Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee, as modified and supplemented by the First Supplemental Indenture, dated as of May 7, 2013, among the Issuer, the Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee (such indenture, as so modified and supplemented, the “6.375% Indenture”), is discharged with respect to the 6.375% Notes or (ii) the Issuer effects “Legal Defeasance” or “Covenant Defeasance” as defined in the 6.375% Indenture with respect to the 6.375% Notes; provided that any such termination under this clause (ii) shall be solely with respect to the covenants in Article IVA that correspond to the covenants in the 6.375% Indenture that cease to be in effect as of a result of such “Legal Defeasance” or “Covenant Defeasance”  If any covenants are terminated pursuant to this Section 4A.05, the Issuer shall give written notice thereof to the Trustee within ten Business Days after such termination.

Section 2. Definitions.  Section 1.01 of the Indenture shall be amended by amending and restating the definition of each term listed below that was included in Section 1.01 prior to the effectiveness of this Second Supplemental Indenture or, if not so included, by inserting such term in appropriate alphabetical order:

“6.375% Indenture” shall have the meaning set forth in Section 4A.05.

“6.375% Notes” means the 6.375% Senior Notes due 2018 of the Issuer issued under the 6.375% Indenture.

“Airline/Parent Merger” means the merger or consolidation, if any, of United and UAL.

“Airlines Merger” means the merger of Continental and Old United.

“Cash Equivalents” means:

(1)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(2)           direct obligations of state and local government entities, in each case maturing within one year from the date of acquisition thereof, which have a rating of at least A-(or the equivalent thereof) from S&P or A3 (or the equivalent thereof) from Moody’s;

(3)           obligations of domestic or foreign companies and their subsidiaries (including, without limitation, agencies, sponsored enterprises or instrumentalities chartered by an Act of Congress, which are not backed by the full faith and credit of the United States), including, without limitation, bills, notes, bonds, debentures, and mortgage-backed securities, in each case maturing within one year from the date of acquisition thereof;

(4)           Investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 (or the equivalent thereof) from S&P or P-2 (or the equivalent thereof) from Moody’s;

(5)           Investments in certificates of deposit (including Investments made through an intermediary, such as the certificated deposit account registry service), banker’s acceptances, time deposits, eurodollar time deposits and overnight bank deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any other commercial bank of recognized standing organized under the laws of the United States or any State thereof that has a combined capital and surplus and undivided profits of not less than $100.0 million;

(6)           fully collateralized repurchase agreements with a term of not more than six (6) months for underlying securities that would otherwise be eligible for investment;

(7)           Investments in money in an investment company registered under the Investment Company Act of 1940, as amended, or in pooled accounts or funds offered through mutual funds, investment advisors, banks and brokerage houses which invest its assets in obligations of the type described in clauses (1) through (6) above. This could include, but not be limited to, money market funds or short-term and intermediate bonds funds;

(8)           money market funds that (A) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (B) are rated AAA (or the equivalent thereof) by S&P and Aaa (or the equivalent thereof) by Moody’s and (C) have portfolio assets of at least $5.0 billion;

(9)           deposits available for withdrawal on demand with commercial banks organized in the United States (or any foreign jurisdiction in which the Issuer or any Restricted Subsidiary operates) having capital and surplus in excess of $100.0 million;

(10)           securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A- by S&P or A3 by Moody’s; and

(11)           any other securities or pools of securities that are classified under GAAP as cash equivalents or short-term investments on a balance sheet.

“Co-Branded Agreement” means that certain Consolidated Amended and Restated Co-Branded Card Marketing Services Agreement, dated as of June 9, 2011, among the Issuer, United (on its own behalf and as successor by merger to Old United), Mileage Plus Holdings, LLC, and Chase Bank USA, N.A., as may be further amended, amended and restated, modified, supplemented, replaced or extended from time to time.

“Consolidated EBITDAR” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)           an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with any Disposition of assets, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)           provision for taxes based on income or profits of such Person and its Restricted Subsidiaries, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)           the Fixed Charges of such Person and its Restricted Subsidiaries, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)           any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(5)           depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(6)           extraordinary, nonrecurring or unusual losses (including charges with respect to the grounding or retirement of aircraft) for such period to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(7)           the amortization of debt discount to the extent that such amortization was deducted in computing such Consolidated Net Income; plus

(8)           deductions for grants to any employee of the Issuer or its Restricted Subsidiaries of any Equity Interests during such period to the extent deducted in computing such Consolidated Net Income; plus

(9)           any net loss arising from the sale, exchange or other disposition of capital assets by the Issuer or its Restricted Subsidiaries (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities) to the extent such loss was deducted in computing such Consolidated Net Income; plus

(10)           any losses arising under fuel hedging arrangements entered into prior to the Relevant Date and any losses actually realized under fuel hedging arrangements entered into after the Relevant Date, in each case to the extent deducted in computing such Consolidated Net Income; plus

(11)           cash restructuring charges in an aggregate amount not to exceed $15.0 million in any fiscal year to the extent such charges were deducted in computing such Consolidated Net Income; plus

(12)           all cost-savings, integration costs, transactional costs, expenses and charges incurred in connection with the consummation of any transaction related to any permitted acquisition, merger, disposition, issuance of Indebtedness, issuance of Equity Interests, or any Investment (including but not limited to any one or more of the Continental/UAL Merger, the Airlines Merger and the Airline/Parent Merger), in each case, to the extent (a) permitted under this Indenture and (b) deducted in computing such Consolidated Net Income; plus

(13)           proceeds from business interruption insurance for such period, to the extent not already included in computing such Consolidated Net Income; plus

(14)           any expenses and charges that are covered by indemnification or reimbursement provisions in connection with any permitted acquisition, merger, disposition, incurrence of Indebtedness, issuance of Equity Interests or any investment to the extent (a) actually indemnified or reimbursed and (b) deducted in computing such Consolidated Net Income; plus

(15)           costs and expenses, including fees, incurred directly in connection with the consummation of the offering of the 6.375% Notes to the extent deducted in computing such Consolidated Net Income; minus

(16)           non-cash items, other than the accrual of revenue in the ordinary course of business, to the extent such amount increased such Consolidated Net Income; minus

(17)           the sum of (i) income tax credits, (ii) interest income and (iii) extraordinary, non-recurring or unusual gains included in computing such Consolidated Net Income,

in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (or loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1)           all net after tax extraordinary, non-recurring or unusual gains or losses and all gains or losses realized in connection with any Disposition of assets of such Person or the disposition of securities by such Person or the early extinguishment of Indebtedness of such Person, together with any related provision for taxes on any such gain, will be excluded;

(2)           the net income (but not loss) of any Person that is not the specified Person or a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included for such period only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the specified Person;

(3)           the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(4)           the cumulative effect of a change in accounting principles on such Person will be excluded;

(5)           the effect of non-cash gains and losses of such Person resulting from Hedging Obligations, including attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Accounting Standards Codification 815 - Derivatives and Hedging will be excluded;

(6)           any non-cash compensation expense recorded from grants by such Person of stock appreciation or similar rights, stock options or other rights to officers, directors or employees, will be excluded;

(7)           the effect on such Person of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs) in connection with any acquisition, disposition, merger, consolidation or similar transaction (including but not limited to any one or more of the Continental/UAL Merger, the Airlines Merger and the Airline/Parent Merger) or any other non-cash impairment charges incurred subsequent to the Relevant Date resulting from the application of Financial Accounting Standards Board Accounting Standards Codifications 205 - Presentation of Financial Statements, 350 - Intangibles - Goodwill and Other, 360 - Property, Plant and Equipment and 805 - Business Combinations (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed), will be excluded; and

(8)           any provision for income tax reflected on such Person’s financial statements for such period will be excluded to the extent such provision exceeds the actual amount of taxes paid in cash during such period by such Person and its consolidated Subsidiaries.

“Continental” means Continental Airlines, Inc., a Delaware corporation (now known as United Airlines, Inc.).

“Credit Agreement” means the Credit and Guaranty Agreement, dated as of March 27, 2013, among United (on its own behalf and as successor to Old United by merger) as borrower, the Issuer, as a guarantor, the Subsidiaries of the Issuer party thereto from time to time other than United, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A. as administrative agent.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale), is convertible or exchangeable for Indebtedness or Disqualified Stock, or is redeemable at the option of the holder of the Capital Stock, in whole or in part (other than as a result of a change of control or asset sale), on or prior to the date that is 91 days after (a) for purposes of Article IVA of this Indenture and the defined terms when used therein, the date on which the 6.375% Notes mature and (b) for all other purposes of this Indenture and the Securities, the 6.750% Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such

Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4A.01 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Excluded Contributions” means net cash proceeds received by the Issuer after the Relevant Date from:

(1)           contributions to its common equity capital (other than from any Subsidiary); or

(2)           the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or any Subsidiary) of Qualifying Equity Interests,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed on or around the date such capital contributions are made or the date such Equity Interests are sold, as the case may be. Excluded Contributions will not be considered to be net proceeds of Qualifying Equity Interests for purposes of Section 4A.01(a)(iii)(B) hereof.

“Existing Indebtedness” means all Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness incurred under clauses (1) or (3) of the definition of Permitted Debt) in existence on the Relevant Date, until such amounts are repaid.

“Express Guarantee” means a guarantee (other than (i) by endorsement of negotiable instruments for collection or (ii) customary contractual indemnities, in each case in the ordinary course of business), direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions).

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by an officer of the Issuer; provided that any such officer shall be permitted to consider the circumstances existing at such time (including, without limitation, economic or other conditions affecting the United States airline industry generally and any relevant legal compulsion, judicial proceeding or administrative order or the possibility thereof) in determining such Fair Market Value in connection with such transaction.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any specified period, the ratio of the Consolidated EBITDAR of such Person for such period to the Fixed Charges of such Person for such period. If the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by a responsible financial or accounting officer of the Issuer) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)           acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (as determined in good faith by a responsible financial or accounting officer of the Issuer and certified in an Officers’ Certificate delivered to the Trustee, and including any operating expense reductions for such period resulting from such acquisition that have been realized or for which all of the material steps necessary for realization have been taken) as if they had occurred on the first day of the four-quarter reference period;

(2)           the Consolidated EBITDAR attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)           the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)           any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)           any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)           if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“GAAP” means (a) for purposes of Article IVA of this Indenture and the defined terms when used therein, U.S. GAAP and (b) for all other purposes of this Indenture and the Securities,

generally accepted accounting principles in the United States of America as in effect from time to time.  All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP.

“Guarantor” means United.

“incur” has the meaning assigned to that term in Section 4A.03(a).

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)           in respect of borrowed money;

(2)           evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)           in respect of banker’s acceptances;

(4)           representing Capital Lease Obligations;

(5)           representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, but excluding in any event trade payables arising in the ordinary course of business; or

(6)           representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.  In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Express Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815 - Derivatives and Hedging and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

For the avoidance of doubt, Banking Product Obligations and, for purposes of Article IVA of this Indenture and the defined terms when used therein, a deferral of pre-delivery payments relating to the purchases of aircraft or aircraft engines do not constitute Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments made from and after the Relevant Date by such Person in other Persons (including Affiliates) in the forms of (a) for purposes of Article IVA of this Indenture and the defined terms when used therein, loans (including Express Guarantees), capital contributions or advances (but excluding advance payments and deposits for goods and services and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of other Persons, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with U.S. GAAP and (b) for all other purposes of this Indenture and the Securities, loans (including guarantees or other obligations), advances (but excluding advance payments and deposits for goods and services in the ordinary course of business) or capital contributions (excluding commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of other Persons, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer  after the Relevant Date such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4A.01(c) hereof.  Notwithstanding the foregoing, any Equity Interests retained by the Issuer or any of its Subsidiaries after a disposition or dividend of assets or Capital Stock of any Person in connection with any partial “spin-off” of a Subsidiary or similar transactions shall not be deemed to be an Investment. The acquisition by the Issuer or any Restricted Subsidiary of the Issuer after the Relevant Date of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4A.01(c) hereof.  Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Old United” means United Air Lines, Inc., a Delaware corporation, which merged into Continental pursuant to the Airlines Merger.

“Permitted Business” means (a) for purposes of Article IVA of this Indenture and the defined terms when used therein, any business that is the same as, or reasonably related, ancillary, supportive or complementary to, the business in which the Issuer and its Restricted Subsidiaries were engaged on the Relevant Date and (b) for all other purposes of this Indenture and the Securities, any business that is the same as, or reasonably related, ancillary, supportive or complementary to, the business in which the Issuer and its Subsidiaries were engaged on the date of this Indenture.

“Permitted Debt” has the meaning assigned to that term in Section 4A.03(b).

“Permitted Investments” means:

(1)           any Investment in the Issuer or in a Restricted Subsidiary of the Issuer;

(2)           any Investment in cash, Cash Equivalents and any foreign equivalents;

(3)           any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

(a)           such Person becomes a Restricted Subsidiary of the Issuer; or

(b)           such Person, in one transaction or a series of related and substantially concurrent transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4)           any Investment made as a result of the receipt of non-cash consideration from a Disposition of assets;

(5)           any acquisition of assets or Capital Stock in exchange for the issuance of Qualifying Equity Interests;

(6)           any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (b) litigation, arbitration or other disputes;

(7)           Investments represented by Hedging Obligations;

(8)           loans or advances to officers, directors or employees made in the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer in an aggregate principal amount not to exceed $20.0 million at any one time outstanding;

(9)           redemption or purchase of any Securities;

(10)           any Express Guarantee of Indebtedness permitted to be incurred by Section 4A.03 hereof other than an Express Guarantee of Indebtedness of an Affiliate of the Issuer that is not a Restricted Subsidiary of the Issuer;

(11)           any Investment existing on, or made pursuant to binding commitments existing on, the Relevant Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Relevant Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Relevant Date or (b) as otherwise permitted under the Indenture;

(12)           Investments acquired after the Relevant Date as a result of the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of another Person, including by way of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 5.01 or 10.04 of the Indenture after the Relevant Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13)           the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other

Investment by the Issuer or a Subsidiary of the Issuer in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction;

(14)           accounts receivable arising in the ordinary course of business;

(15)           Investments in connection with outsourcing initiatives in the ordinary course of business; and

(16)           Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value other than a reduction for all returns of principal in cash and capital dividends in cash), when taken together with all Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed 30% of the total consolidated assets of the Issuer and its Restricted Subsidiaries at the time of such Investment.

“Permitted Refinancing Indebtedness” means any Indebtedness (or commitments in respect thereof) of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, extend, refinance, replace, defease or discharge other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)           the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the original principal amount (or accreted value, if applicable) when initially incurred of the Indebtedness renewed, refunded, extended, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith); provided that with respect to any such Permitted Refinancing Indebtedness that is refinancing secured Indebtedness and is secured by the same collateral, the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness shall not exceed the greater of the preceding amount and the Fair Market Value of the assets securing such Permitted Refinancing Indebtedness;

(2)           if such Permitted Refinancing Indebtedness has a maturity date that is after the maturity date of the 6.375% Notes (with any amortization payment comprising such Permitted Refinancing Indebtedness being treated as maturing on its amortization date), such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged or (b) more than 60 days after the final maturity date of the 6.375% Notes;

(3)           if the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Securities, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Securities on terms at least as favorable to the holders of Securities as those contained in the documentation governing the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged; and

(4)           notwithstanding that the Indebtedness being renewed, refunded, refinanced, extended, replaced, defeased or discharged may have been repaid or discharged by the Issuer or any of its Restricted Subsidiaries prior to the date on which the new Indebtedness is incurred, Indebtedness that otherwise satisfies the requirements of this definition may be designated as Permitted Refinancing Indebtedness so long as such renewal, refunding, refinancing, extension, replacement, defeasance or discharge occurred not more than 36 months prior to the date of such incurrence of Permitted Refinancing Indebtedness.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries sells, conveys or otherwise transfers to (1) a Receivables Subsidiary or any other Person (in the case of a transfer by the Issuer or any of its Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all Equity Interests and other investments in the Receivables Subsidiary, all collateral securing such accounts receivable, all contracts and all Express Guarantees (for purposes of Article IVA of this Indenture and the defined terms when used therein) and guarantees (for all other purposes of this Indenture and the Securities) or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivables Subsidiary” means a Subsidiary of the Issuer which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any Restricted Subsidiary of the Issuer (other than comprising a pledge of the Capital Stock or other interests in such Receivables Subsidiary (an “incidental pledge”), and excluding any Express Guarantees (for purposes of Article IVA of this Indenture and the defined terms when used therein) and guarantees (for all other purposes of this Indenture and the Securities) of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Issuer or any Restricted Subsidiary of the Issuer in any way other than through an incidental pledge or pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of the Issuer or any Subsidiary of the Issuer (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither the Issuer nor any Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding (other than pursuant to the Qualified Receivables Transaction) other than (i) on terms no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer, and (ii) fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither the Issuer nor any Subsidiary of the Issuer has any obligation to maintain or preserve such Subsidiary’s financial condition, other than a minimum capitalization in customary amounts, or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Issuer will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Relevant Date” means May 7, 2013.

“UAL” means United Continental Holdings, Inc., a Delaware corporation.

“United” means United Airlines, Inc., a Delaware corporation formerly known as Continental Airlines, Inc., the survivor of the Airlines Merger.

“U.S. GAAP” means generally accepted accounting principles in the United States of America which are in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, statements and pronouncements of the Financial Accounting Standards Board, such other statements by such other entity as have been approved by a significant segment of the accounting profession and the rules and regulations of the SEC governing the inclusion of financial statements in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC. Notwithstanding the foregoing definition, with respect to leases (whether or not they are required to be capitalized on a Person’s balance sheet under generally accepted accounting principles in the United States of America in effect as of the Relevant Date) and with respect to financial matters related to leases, including assets, liabilities and items of income and expense, “U.S. GAAP” shall mean, and determinations and calculations shall be made in accordance with, generally accepted accounting principles in the United States of America, which are in effect as of the Relevant Date.

Section 3. Miscellaneous.

3.1 Governing Law.  THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

3.2 Counterparts.  This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original and all of them together shall represent the same agreement.

3.3 Trustee Not Responsible for Recitals.  The recitals herein contained are made by the Issuer and the Guarantor and not by the Trustee, and the Trustee does not assume any responsibility for the correctness thereof.  The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.  All of the provisions contained in the

Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this Second Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

3.4 Confirmation of Indenture.  The Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

3.5 Conflict with Trust Indenture Act.  If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included by the Trust Indenture Act, the required provision shall control.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

UNITED CONTINENTAL HOLDINGS, INC.

By:	/s/ Gerald Laderman
	Name:	Gerald Laderman
	Title:	Senior Vice President Finance and Treasurer

UNITED AIRLINES, INC.

By:	/s/ Gerald Laderman
	Name:	Gerald Laderman
	Title:	Senior Vice President Finance and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
	Name:	Lawrence M. Kusch
	Title:	Vice President

Second Supplemental Indenture